Exhibit 99.1

Antero Midstream Announces Third Quarter 2024 Results and New Appointment to the Board of Directors

Denver, Colorado, October 30, 2024—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its third quarter 2024 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the three months ended September 30, 2024. Additionally, the Company announced that Jeffrey Muñoz has been appointed to its Board of Directors (the “Board”), effective October 29, 2024.

Third Quarter 2024 Highlights:

•	Net Income was $100 million, or $0.21 per diluted share, a 5% per share increase compared to the prior year quarter

•	Adjusted Net Income was $113 million, or $0.23 per diluted share, in line with the prior year quarter (non-GAAP measure)

•	Adjusted EBITDA was $256 million, a 2% increase compared to the prior year quarter (non-GAAP measure)

•	Free Cash Flow after dividends was $40 million, a 32% increase compared to the prior year quarter (non-GAAP measure)

•	Maintained Leverage of 3.1x as of September 30, 2024 (non-GAAP measure)

•	Announced the addition of Jeffrey Muñoz to the Board of Directors

Paul Rady, Chairman and CEO said, “We are pleased to announce that Jeffrey Muñoz has been appointed to the Board of Directors. Mr. Muñoz has over 30 years of experience in the energy industry with legal and accounting expertise and will be a valuable addition to the Board.”

Mr. Rady further added, “During the third quarter, Antero Midstream generated $40 million of Free Cash Flow after dividends, which was an increase of 32% from last year. This represents the ninth consecutive quarter of generating Free Cash Flow after dividends and brings the year-to-date total to almost $160 million.”

Brendan Krueger, CFO of Antero Midstream, said “Consistent with our absolute debt and leverage reduction targets, Antero Midstream continued to pay down debt during the third quarter. Following the acceleration of capital into the third quarter due to favorable weather conditions, we expect a significant decline in capital in the fourth quarter. This reduction in capital is expected to result in increased Free Cash Flow, positioning us well to achieve our 3.0x leverage target during the quarter.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, Free Cash Flow after dividends, and Net Debt see “Non-GAAP Financial Measures.”

Third Quarter 2024 Financial Results

Low pressure gathering volumes for the third quarter of 2024 averaged 3,277 MMcf/d, a 1% decrease compared to the prior year quarter. Compression volumes for the third quarter of 2024 averaged 3,269 MMcf/d, in line with the prior year quarter. High pressure gathering volumes averaged 3,046 MMcf/d, a 4% increase compared to the prior year quarter. Fresh water delivery volumes averaged 71 MBbl/d during the quarter, a 33% decrease compared to the third quarter of 2023. The reduction in fresh water delivery volumes was driven by the reduction in completion crews operating for Antero Resources from two completion crews in the third quarter of 2023 to one completion crew in the third quarter of 2024.

Gross processing volumes from the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) averaged 1,620 MMcf/d for the third quarter of 2024, in line with the prior year quarter. Joint Venture processing capacity was 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended September 30,		%
Average Daily Volumes:	2023	2024	Change
Low Pressure Gathering (MMcf/d)	3,323	3,277	(1)%
Compression (MMcf/d)	3,271	3,269	—
High Pressure Gathering (MMcf/d)	2,935	3,046	4%
Fresh Water Delivery (MBbl/d)	106	71	(33)%
Gross Joint Venture Processing (MMcf/d)	1,616	1,620	—
Gross Joint Venture Fractionation (MBbl/d)	40	40	—

For the three months ended September 30, 2024, revenues were $270 million, comprised of $226 million from the Gathering and Processing segment and $44 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $25 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $25 million and $27 million, respectively, for a total of $52 million. Water Handling operating expenses include $22 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $11 million during the third quarter of 2024. Total operating expenses during the third quarter of 2024 included $12 million of equity-based compensation expense and $33 million of depreciation expense.

Net Income was $100 million, or $0.21 per diluted share, a 5% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, loss on early extinguishment of debt, and loss (gain) on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $113 million. Adjusted Net Income was $0.23 per diluted share, in line with the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2023	2024
Net Income	$97,820	99,740
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	—	332
Loss on early extinguishment of debt	—	341
Loss (gain) on asset sale	467	(473)
Tax effect of reconciling items(1)	(4,663)	(4,601)
Adjusted Net Income	$111,292	113,007

(1)	The statutory tax rates for the three months ended September 30, 2023 and 2024 were 25.7% and 25.8%, respectively.

Adjusted EBITDA was $256 million, a 2% increase compared to the prior year quarter. Interest expense was $52 million, a 6% decrease compared to the prior year quarter, driven primarily by lower outstanding average total debt. Capital expenditures were $56 million. Free Cash Flow before dividends was $148 million, a 7% increase compared to the prior year quarter. Free Cash Flow after dividends was $40 million, a 32% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2023	2024
Net Income	$97,820	99,740
Interest expense, net	55,233	51,812
Income tax expense	36,657	38,202
Depreciation expense	30,745	32,534
Amortization of customer relationships	17,668	17,668
Loss (gain) on asset sale	467	(473)
Accretion of asset retirement obligations	45	49
Impairment of property and equipment	—	332
Loss on early extinguishment of debt	—	341
Equity-based compensation	8,349	11,945
Equity in earnings of unconsolidated affiliates	(27,397)	(27,668)
Distributions from unconsolidated affiliates	31,330	31,981
Adjusted EBITDA	$250,917	256,463
Interest expense, net	(55,233)	(51,812)
Capital expenditures (accrual-based)	(57,271)	(56,265)
Free Cash Flow before dividends	$138,413	148,386
Dividends declared (accrual-based)	(107,936)	(108,298)
Free Cash Flow after dividends	$30,477	40,088

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2023	2024
Net cash provided by operating activities	$202,437	184,936
Amortization of deferred financing costs	(1,506)	(1,571)
Settlement of asset retirement obligations	174	99
Changes in working capital	(5,421)	21,187
Capital expenditures (accrual-based)	(57,271)	(56,265)
Free Cash Flow before dividends	$138,413	148,386
Dividends declared (accrual-based)	(107,936)	(108,298)
Free Cash Flow after dividends	$30,477	40,088

Third Quarter 2024 Operating Update

During the third quarter of 2024, Antero Midstream connected 23 wells to its gathering system and serviced 9 wells with its fresh water delivery system.

Capital Investments

Capital expenditures were $56 million during the third quarter of 2024. The Company invested $49 million in gathering and compression, $6 million in water infrastructure, and $1 million in the Stonewall Joint Venture for an expansion to improve connectivity to the Mountain Valley Pipeline. The increase in capital expenditures during the quarter was driven by favorable weather conditions and the acceleration of capital into the third quarter. As a result, Antero Midstream expects a sequential decline in capital expenditures during the fourth quarter to remain in line with its annual 2024 capital budget guidance of $150 to $170 million.

2024 Guidance Update

Antero Midstream is adjusting its 2024 net income, adjusted net income, and interest expense guidance. The changes are driven primarily by increased interest expense as a result of higher interest rates and other non-cash items related to the refinancing of senior notes and credit facility in 2024. All other guidance ranges remain unchanged.

	Twelve Months Ended December 31, 2024		Change vs. Prior Guidance
	Low	High	(At midpoint)
Net Income	$400	$420	$(25)
Adjusted Net Income	465	485	(15)
Interest Expense	200	210	10

Appointment of Jeffrey Muñoz to the Board of Directors

Antero Midstream appointed Jeffrey Muñoz to its Board as a Class II Director. He is an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the New York Stock Exchange. Mr. Muñoz has over 30 years of experience in the energy industry with a legal and accounting background, having spent ten years as a partner with Latham and Watkins LLP where he served as a member of the firm’s diversity committee. Prior to that he spent 20 years with Vinson and Elkins, LLP, the last 11 years there as a partner. Mr. Muñoz spent several years at Arthur Andersen LLP in the oil and gas audit division and received his Juris Doctorate from Stanford University and Bachelor of Business Administration from the University of Texas. He will serve on the Audit, Nominating and Governance, and ESG committees. The appointment increases the size of the Board to ten directors, eight of whom are independent directors.

Conference Call

A conference call is scheduled on Thursday, October 31, 2024 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, November 7, 2024 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743806. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, November 7, 2024 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, impairment of property and equipment, loss on early extinguishment of debt, and loss (gain) on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus net interest expense, income tax expense, depreciation expense, amortization of customer relationships, loss (gain) on asset sale, accretion of asset retirement obligations, impairment of property and equipment, loss on early extinguishment of debt, loss on settlement of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended September 30,
	2023	2024
Capital expenditures (as reported on a cash basis)	$45,286	56,428
Change in accrued capital costs	11,985	(163)
Capital expenditures (accrual basis)	$57,271	56,265

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

September 30, 2024
Bank credit facility	$539,900
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
6.625% senior notes due 2032	600,000
Consolidated total debt	$3,189,900
Less: Cash and cash equivalents	—
Consolidated net debt	$3,189,900

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

Twelve Months Ended September 30, 2024
Net Income	$390,150
Interest expense, net	209,306
Income tax expense	133,991
Depreciation expense	142,090
Amortization of customer relationships	70,672
Accretion of asset retirement obligations	184
Impairment of property and equipment	478
Equity-based compensation	41,302
Equity in earnings of unconsolidated affiliates	(110,426)
Distributions from unconsolidated affiliates	137,846
Loss on early extinguishment of debt	14,091
Loss on settlement of asset retirement obligations	185
Loss on asset sale	900
Adjusted EBITDA	$1,030,769

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, NGL and oil prices, impacts of geopolitical and world health events, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to realize the benefits of the Marcellus bolt-on acquisition, including the anticipated capital avoidance and synergies, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the three months ended September 30, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2023	2024
Assets
Current assets:
Cash and cash equivalents	$66	—
Accounts receivable–Antero Resources	88,610	98,037
Accounts receivable–third party	952	536
Other current assets	1,500	1,303
Total current assets	91,128	99,876

Property and equipment, net	3,793,523	3,892,154
Investments in unconsolidated affiliates	626,650	609,427
Customer relationships	1,215,431	1,162,427
Other assets, net	10,886	13,567
Total assets	$5,737,618	5,777,451

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,457	5,317
Accounts payable–third party	10,499	9,718
Accrued liabilities	80,630	75,565
Other current liabilities	831	920
Total current liabilities	96,417	91,520
Long-term liabilities:
Long-term debt	3,213,216	3,171,664
Deferred income tax liability, net	265,879	369,004
Other	10,375	15,362
Total liabilities	3,585,887	3,647,550

Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2023 and September 30, 2024
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2023 and September 30, 2024	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,713 and 481,295 issued and outstanding as of December 31, 2023 and September 30, 2024, respectively	4,797	4,813
Additional paid-in capital	2,046,487	2,025,348
Retained earnings	100,447	99,740
Total stockholders' equity	2,151,731	2,129,901
Total liabilities and stockholders' equity	$5,737,618	5,777,451

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2023	2024
Revenue:
Gathering and compression–Antero Resources	$214,992	234,847
Water handling–Antero Resources	66,132	52,294
Water handling–third party	383	397
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	263,839	269,870
Operating expenses:
Direct operating	51,914	51,724
General and administrative (including $8,349 and $11,945 of equity-based compensation in 2023 and 2024, respectively)	17,633	22,872
Facility idling	722	405
Depreciation	30,745	32,534
Impairment of property and equipment	—	332
Accretion of asset retirement obligations	45	49
Loss (gain) on asset sale	467	(473)
Total operating expenses	101,526	107,443
Operating income	162,313	162,427
Other income (expense):
Interest expense, net	(55,233)	(51,812)
Equity in earnings of unconsolidated affiliates	27,397	27,668
Loss on early extinguishment of debt	—	(341)
Total other expense	(27,836)	(24,485)
Income before income taxes	134,477	137,942
Income tax expense	(36,657)	(38,202)
Net income and comprehensive income	$97,820	99,740

Net income per common share–basic	$0.20	0.21
Net income per common share–diluted	$0.20	0.21

Weighted average common shares outstanding:
Basic	479,676	481,288
Diluted	482,840	485,532

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended September 30,		Increase	Percentage
	2023	2024	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	305,676	301,468	(4,208)	(1)%
Compression (MMcf)	300,967	300,790	(177)	*
Gathering—high pressure (MMcf)	269,986	280,189	10,203	4%
Fresh water delivery (MBbl)	9,750	6,514	(3,236)	(33)%
Other fluid handling (MBbl)	4,961	4,751	(210)	(4)%
Wells serviced by fresh water delivery	15	9	(6)	(40)%
Gathering—low pressure (MMcf/d)	3,323	3,277	(46)	(1)%
Compression (MMcf/d)	3,271	3,269	(2)	*
Gathering—high pressure (MMcf/d)	2,935	3,046	111	4%
Fresh water delivery (MBbl/d)	106	71	(35)	(33)%
Other fluid handling (MBbl/d)	54	52	(2)	(4)%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.35	0.36	0.01	3%
Average compression fee ($/Mcf)	$0.21	0.21	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.23	0.02	10%
Average fresh water delivery fee ($/Bbl)	$4.20	4.31	0.11	3%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	148,672	149,039	367	*
Fractionation—Joint Venture (MBbl)	3,680	3,680	—	*
Processing—Joint Venture (MMcf/d)	1,616	1,620	4	*
Fractionation—Joint Venture (MBbl/d)	40	40	—	*

*	Not meaningful or applicable.

(1)	The average realized fees for the three months ended September 30, 2024 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended September 30, 2024
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$234,847	52,294	—	287,141
Revenue–third-party	—	397	—	397
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	225,576	44,294	—	269,870
Operating expenses:
Direct operating	24,516	27,208	—	51,724
General and administrative (excluding equity-based compensation)	7,495	2,203	1,229	10,927
Equity-based compensation	9,591	2,105	249	11,945
Facility idling	—	405	—	405
Depreciation	18,632	13,902	—	32,534
Impairment of property and equipment	332	—	—	332
Accretion of asset retirement obligations	—	49	—	49
Gain on asset sale	—	(473)	—	(473)
Total operating expenses	60,566	45,399	1,478	107,443
Operating income (loss)	165,010	(1,105)	(1,478)	162,427
Other income (expense):
Interest expense, net	—	—	(51,812)	(51,812)
Equity in earnings of unconsolidated affiliates	27,668	—	—	27,668
Loss on early extinguishment of debt	—	—	(341)	(341)
Total other income (expense)	27,668	—	(52,153)	(24,485)
Income (loss) before income taxes	192,678	(1,105)	(53,631)	137,942
Income tax expense	—	—	(38,202)	(38,202)
Net income (loss) and comprehensive income (loss)	$192,678	(1,105)	(91,833)	99,740

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2023	2024
Cash flows provided by (used in) operating activities:
Net income	$271,339	289,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	101,174	107,205
Accretion of asset retirement obligations	133	140
Impairment of property and equipment	—	332
Deferred income tax expense	97,422	103,126
Equity-based compensation	23,175	32,871
Equity in earnings of unconsolidated affiliates	(77,825)	(82,795)
Distributions from unconsolidated affiliates	94,900	100,911
Amortization of customer relationships	53,004	53,004
Amortization of deferred financing costs	4,463	4,721
Settlement of asset retirement obligations	(869)	(513)
Loss on settlement of asset retirement obligations	620	—
Loss on asset sale	6,036	906
Loss on early extinguishment of debt	—	14,091
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(6,867)	(9,427)
Accounts receivable–third party	436	883
Other current assets	(1,307)	63
Accounts payable–Antero Resources	(1,766)	1,143
Accounts payable–third party	1,214	(1,100)
Accrued liabilities	5,460	(3,961)
Net cash provided by operating activities	570,742	611,303
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(90,175)	(110,514)
Additions to water handling systems	(39,850)	(23,493)
Investments in unconsolidated affiliates	(262)	(893)
Acquisition of gathering systems and facilities	(266)	(69,992)
Cash received in asset sales	1,071	1,158
Change in other assets	(26)	(1)
Change in other liabilities	—	659
Net cash used in investing activities	(129,508)	(203,076)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(326,871)	(329,252)
Dividends to preferred stockholders	(413)	(413)
Issuance of Senior Notes	—	600,000
Redemption of Senior Notes	—	(560,862)
Payments of deferred financing costs	—	(12,738)
Borrowings on Credit Facility	759,300	1,299,500
Repayments on Credit Facility	(864,900)	(1,389,700)
Employee tax withholding for settlement of equity-based compensation awards	(8,350)	(14,828)
Net cash used in financing activities	(441,234)	(408,293)
Net decrease in cash and cash equivalents	—	(66)
Cash and cash equivalents, beginning of period	—	66
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$159,019	160,700
Cash received during the period for income taxes	$—	104
Increase in accrued capital expenditures and accounts payable for property and equipment	$9,171	2,413